                                                                   Exhibit 10.26



                        MARKETING AND LICENSE AGREEMENT

     This MARKETING AND LICENSE AGREEMENT is made and entered into as of the 1st day of August, 1995, by and between SHELDAHL, INC., a corporation established and existing under the laws of the State of Minnesota having its principal place of business at 1150 Sheldahl Road, Northfield, MN 55057-0170, U.S.A. ("SHELDAHL"), and JIUJIANG FLEX CO., LTD., a corporation established and existing under the laws of China having its principal place of business at 1 Qianjin Road (E), Jiujiang Jiangxi China 332006 ("SNW").

                                  BACKGROUND:

     A. SHELDAHL is actively engaged in the business of developing, manufacturing and marketing flexible copperclad laminates and associated coverfilm tapes (coverlay) throughout the world.

     B. SNW has been established in Jiujiang Jiangxi China to manufacture flexible copperclad laminates and associated coverfilm tapes.

     C. Both parties desire to establish a long-term business relationship through technical assistance, sales of copperclad laminates and associated coverfilm tapes and investment by SHELDAHL and others in the SNW and are entering into or have entered into the following agreements (the "Additional Agreements") in addition to this Agreement: (i) Agreement Relating to Joint Venture; (ii) Manufacturing Agreement; and (iii) Agreement Relating to Payments.

     NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the parties agree as follows:


     1.  Definitions.

     1.1 "Excluded Products" shall mean SHELDAHL's product offerings not listed on Schedule A attached hereto.

     1.2 "Industrial Property Rights" shall mean any and all patents and other industrial property rights of SHELDAHL with respect to the Licensed Products (as defined below) and related technology thereof excluding, however, any such rights related to Excluded Products.

     1.3 "SNW Plant" shall mean the SNW's manufacturing plant in Jiujiang Jiangxi China.

     1.4 "Licensed Products" shall mean the flexible polyimide and polyester-based laminates and associated polyester and polyimide coverfilm tapes listed on Schedule A and any

Improvements thereof by SHELDAHL or SNW as defined in Section 9.2 excluding, however, the Excluded Products. Other polyimide and polyester-based laminates and associated coverfilm tapes of SHELDAHL may be added as Licensed Products if the SNW and SHELDAHL agree and a reasonable technology transfer fee is determined.

     1.5 "Net Sales" shall mean the full amount collected on the sale of Licensed Products after deduction of (a) any collected tax or other governmental charge on the sale, transportation, use or delivery of the Licensed Product, (b) any amounts repaid or credited by reason of returns or rejections, and (c) any amount paid to the Chinese government on account of royalty payments to be made to SHELDAHL for such sales.

     1.6 "Royalty Product" shall mean any Licensed Product sold by the SNW, excluding Licensed Products sold to SHELDAHL.

     1.7 "Royalty Year" shall mean a period of four consecutive calendar quarters beginning with the calendar quarter which includes the date on which the SNW first manufactures and sells Royalty Products and each period of four consecutive calendar quarters thereafter.

     1.8 "Technical Information" shall mean all areas of technology related to the Licensed Products, whether patentable or not, relating to the manufacture of the Licensed Products, including without limitation manufacturing processes, equipment specifications, product design standards, computer aided design systems, training and education programs, and any other controls, processes, systems, equipment and related technology which would be of assistance in development of the Licensed Products by the SNW, excluding however any such confidential Technical Information related to Excluded Products.

     1.9 "Industrial Property Rights" and "Technical Information" as used in this Agreement shall not include any such right or information acquired by SHELDAHL under agreements entered into by SHELDAHL with unrelated third parties or developed jointly with any such unrelated third party, unless specifically authorized in writing by any such third party.


     2.  Grant of License.

     2.1 SHELDAHL hereby grants to the SNW an exclusive license under the Technical Information and the Industrial Property Rights of SHELDAHL to manufacture Licensed Products in China at the SNW Plant using a roll-to-roll process. SHELDAHL also grants to the SNW the right to sell the Licensed Products produced by the SNW solely under the terms of Section 4 below. SHELDAHL has the right to grant the licenses granted in this

Section 2. The SNW shall manufacture the Licensed Products and formulate and mix adhesives only at the SNW Plant unless SHELDAHL agrees otherwise. SHELDAHL retains all other rights under the Technical Information and Industrial Property Rights, including the right to license such rights to third parties, other than third parties which would manufacture the Licensed Products in mainland China, Taiwan, Hong Kong or Macau.

     2.2 In the event SHELDAHL grants, after the date of this Agreement, to any third party other than SNW a license under the Technical Information and the Industrial Property Rights of SHELDAHL to manufacture Licensed Products in any country in Asia, SHELDAHL agrees to purchase, in replacement of its 120,000 square meter commitment under the Manufacturing Agreement, a total of 150,000 square meters of Licensed Products which are flexible copperclad laminates each year during the period beginning with such license grant and ending the tenth
(10th) Royalty Year. In the event SHELDAHL desires to grant such a license, it agrees to inform the Board of Directors of SNW six months before the license grant and discuss and consider with the SNW Board of Directors SNW's participation. If SNW desires to participate, SHELDAHL shall give special consideration to such request.

     2.3 The SNW may not sublicense the rights granted hereunder except with the prior written consent of SHELDAHL.


     3.  Royalty Payment and Reporting.

     3.1 In consideration of the licenses granted under Section 2, SNW shall pay to SHELDAHL a running royalty for each Royalty Year at the rates set forth below of Net Sales of Royalty Products:

                                              Royalty Rate
Aggregate Net Sales                          --------------
of all Royalty Products               Royalty Years   Royalty Years
Each Royalty Year                          1-3            4-10
-------------------------------            ---            ----
First $2,000,000                            5%            3.5%
Next $2,000,001 to $4,000,000               4%            2.5%
Next $4,000,001 to $8,000,000               3%            1.5%
In excess of $8,000,000                     2%            1.0%

For example, if the SNW sells $4,000,000 of Royalty Products during the second Royalty Year, the royalty shall equal $180,000. Sales by the SNW for currency other than United States dollars shall be converted to dollars using an internationally accepted exchange rate on the payment due date.

     3.2 SHELDAHL shall receive a minimum royalty of $100,000 each Royalty Year payable within 30 days of the end of each Royalty Year. The minimum royalty payment shall be reduced by amounts paid to SHELDAHL by the SNW under Section 3.1 for the Royalty Year.

     3.3 Royalties shall be paid quarterly within 30 days after the end of each calendar quarter during the period for which any royalty shall be due, and shall be accompanied by a written report detailing the quantity and Net Sales Price of Royalty Products sold by SNW during the calendar quarter in which royalties are due under Section 3 and the aggregate dollar volume of Royalty Products sold during the Royalty Year.

     3.4  No royalties shall be paid for Royalty Products sold after the tenth
(10th) Royalty Year under either Section 3.1 or 3.2 above.

     3.5 SNW shall keep full and accurate books of account containing all information necessary to compute the royalties due SHELDAHL under this Agreement. Such books of account shall be kept at the SNW Plant, and shall be available upon reasonable notice for inspection and audit by financial representatives of SHELDAHL from time to time during regular business hours.


     4.  Marketing of Licensed Products.

     4.1 The Licensed Products produced by the SNW may be sold only pursuant to the terms of this Section 4.

     4.2 The SNW shall be primarily responsible for managing and shall have ultimate control over sales of Licensed Products produced at the SNW Plant in mainland China, Hong Kong and Macau. Sales to Taiwan are governed by Section
4.4 below.

     4.3 Subject to SHELDAHL's purchase obligations in the Manufacturing Agreement, SHELDAHL shall be primarily responsible for managing and shall have ultimate control over sales of the Licensed Products produced at the SNW Plant in all markets other than mainland China, Taiwan, Hong Kong and Macau.

     4.4 Subject to SHELDAHL's purchase obligations in the Manufacturing Agreement, SHELDAHL shall be primarily responsible for managing and shall have ultimate control over sales of the Licensed Products produced at the SNW Plant in Taiwan until December 31, 1998. Prior to December 31, 1998, the SNW and SHELDAHL shall agree upon the distribution method in Taiwan. After December 31, 1998, the SNW shall be primarily responsible for managing and shall have ultimate control over sales of the Licensed Products produced at the SNW Plant in Taiwan under the distribution method agreed to by SHELDAHL and the SNW.

     5.  Trademark.

     5.1 SNW shall have the exclusive right to use SHELDAHL's trademark "Flexbase(TM)" only on Licensed Products which meet the performance and quality standards of such products manufactured by SHELDAHL and only for selling Licensed Products produced at the SNW Plant in mainland China, Taiwan, Hong Kong and Macau under the terms of Section 4 of this Agreement; subject to SHELDAHL's right to use the trademark "Flexbase(TM)" in its sales of Licensed Products under the terms of Section 4 of this Agreement and without restriction anywhere in the world with respect to the sale of its own products. The SNW shall identify SHELDAHL as the owner of the Flexbase(TM) trademark. Until such trademarks are issued, SHELDAHL makes no warranty as to validity or use of such trademarks.

     5.2 The SNW shall use and refer to the name of SHELDAHL as a licensor of the Technical Information and the Industrial Property Rights in an appropriate manner; provided the SNW shall obtain the prior written consent of SHELDAHL to such use and reference.


     6.  Temporary Supply of Products.

     6.1 Until the earlier of December 31, 1998 or the date the SNW begins producing Licensed Products which meet the performance and quality standards of such products manufactured by SHELDAHL, SHELDAHL shall sell to the SNW flexible laminates and associated coverfilm tapes with the same specifications as the Licensed Products solely for resale by the SNW in mainland China. During such period, SNW shall work with SHELDAHL in developing a marketing plan for such products in mainland China. SNW shall update SHELDAHL periodically with respect to sales in China and suggest modifications to such marketing plan. After such period, SNW shall have the rights provided in Section 4.2 above.

     6.2 SNW shall use tradenames and trademarks of SHELDAHL in the sale or distribution of SHELDAHL's products in mainland China unless otherwise authorized by SHELDAHL from time to time.

     6.3 SHELDAHL shall provide to SNW necessary promotional materials which are available, it being understood that such materials will be in the English language.

     7.  Price and Terms of SHELDAHL Sales.

     7.1  The price of each of the products sold by SHELDAHL to the SNW under
Section 6 above shall be equal to 80% of the price of such products to the world high volume market as agreed to annually by SHELDAHL and the Board of Directors of the SNW based on information available to the parties.

     7.2 The terms of payment for the products sold by SHELDAHL to the SNW under this Agreement shall be net 30 days from invoice date unless the parties agree to other payment terms prior to product shipment.

     7.3  SHELDAHL shall deliver such products to the SNW F.O.B. SHELDAHL plant.

     7.4 Each of such products sold to the SNW shall conform with the performance and quality specifications for such products. Replacement of defective products will be made without charge by SHELDAHL within thirty (30) days of receipt by SHELDAHL of notice that the products sold by SHELDAHL to the SNW are defective.

     7.5 SNW shall order products from SHELDAHL by submitting written purchase orders to SHELDAHL at least 30 days prior to shipment and shall specify the quantity, price, delivery date, method of shipment and product specifications. All sales by SHELDAHL to the SNW shall be subject to SHELDAHL's general terms and conditions of sale to the extent consistent with this Section 7.


     8.   Technical Assistance to SNW by SHELDAHL.

          8.1 Immediately after the execution of this Agreement, SHELDAHL shall provide technical assistance to SNW for the SNW Plant based on the Technical Information of SHELDAHL in the manner prescribed in Schedule B attached hereto.

          8.2 The subjects of the technology for the technical assistance provided for in Section 8.1 are detailed in Schedule B as "deliverables."

          8.3 The technical assistance to SNW by SHELDAHL shall be made through technical instruction by SHELDAHL's personnel and technical materials to be provided by SHELDAHL. SNW shall provide, at its expense, technical interpreters at SHELDAHL's facilities and the SNW Plant. If SNW so requests, SHELDAHL shall disclose and deliver such Technical Information by documentation such as drawings, specifications, bills and materials, designs, etc., which is available to SHELDAHL, it being understood that such materials will be in the English language.

          8.4 The documentation delivered by SHELDAHL under Section 8.3 of this Agreement shall be complete and accurate in all material respects. SHELDAHL shall receive certain payments for its technical assistance under the terms of the Agreement

Relating to Payments upon completion of certain milestones set forth in that agreement. Promptly after completion of Phase 2 as set forth in Schedule B, SHELDAHL's technical group will work with the technical people from SNW to finalize the time schedule for the technical assistance. If SHELDAHL does not meet its obligations under Schedule B in accordance with the agreed-upon schedule (and such delay does not occur because of force majeure or the failure of SNW or any third party under contract with SNW to perform its obligations), SHELDAHL shall pay SNW for such delay an amount equal to SNW's actual direct expenses occasioned by such delay, less any amounts required to be paid by equipment suppliers or vendors under contract with SNW for failure to timely fulfill their contractual obligations to SNW.

          8.5 SHELDAHL shall provide SNW technical assistance under Section 8.1 by accepting SNW's engineers at its plants, and by dispatching its engineers to the SNW Plant as detailed in Schedule B. SNW shall bear all travel, living and other expenses of SNW's engineers and personnel for such technical assistance. SHELDAHL shall bear all travel and living expenses of SHELDAHL's engineers and personnel for the time periods detailed in Schedule B. If additional engineer and personnel time of SHELDAHL is necessary for training (Phase 4), equipment installation (Phase 6) or start-up (Phase 7), SNW shall pay SHELDAHL an agreed per diem rate, plus all additional travel and living expenses.


     9.   Joint Technical Advisory Board; Improvements.

          9.1 Subject to the provisions of this Agreement, to assure a continuous and free interchange of Technical Information and technology developments between the SNW and SHELDAHL, the parties hereby establish a Joint Technical Advisory Board made up of at least two technically trained and experienced employees from each party. The Joint Technical Advisory Board shall meet at such times as may be agreed by the parties. Subject to the provisions of this Agreement, at those meetings the parties shall advise each other thoroughly of the Technical Information relating to all technical developments and technology improvements related to the Licensed Products since the time of the last meeting. Travel, living and salary expenses of the representatives of the parties who serve on the Joint Technology Advisory Board shall be paid by the SNW.

          9.2 In the event the SNW or SHELDAHL should develop any enhancement, modification, design, concept or technique related to any of the Licensed Products or the Technical Information licensed under this Agreement ("Improvements"), the other party shall be granted a non-exclusive right and license to use such Improvement. Any such Improvement by SNW or SHELDAHL shall be included in the license granted hereunder and shall be subject to all of the terms and conditions of this Agreement related to such license. Any license granted to SHELDAHL under this Section 9.2 shall be royalty free.


     10.  Patent.

          10.1 Any rights to apply for patent in any country in the world with respect to Improvements conceived by SHELDAHL shall belong to SHELDAHL; provided that in the event SHELDAHL determines not to apply for a patent within China, SNW may apply for such patent with respect to such Improvement in China after a full consultation with SHELDAHL.

          10.2 Any rights to apply for patent in any country in the world with respect to Improvements conceived by SNW shall belong to SNW; provided that in the event SNW determines not to apply for a patent within the U.S.A., SHELDAHL may apply for such patent with respect to such Improvement in the U.S.A. after a full consultation with SNW.


     11.  Confidentiality.

          11.1 Each of the parties hereto agrees to keep strictly secret and confidential any and all Technical Information and other confidential information acquired from the other party hereunder and not to disclose it to any third persons or use it except as permitted by this Agreement.

          11.2 The obligation imposed by this Section 11 shall not apply to any information:

          (a) which at the time of disclosure is in the public domain; or

          (b) which after disclosure becomes part of the public domain, by publication or otherwise, through no fault of the recipient party; or

          (c) which at the time of disclosure is already in the recipient party's possession, and such possession can be properly demonstrated by it; or

          (d) which is rightfully made available to one party from sources independent of the other party, or

          (e) the disclosure of which is agreed in writing by the other party.

          The obligations of this Section 11 shall survive for a period of five
(5) years after the termination of this Agreement for any reason.

     12.  Term and Termination.

          12.1 The initial term of this Agreement shall begin the date the government of China approves this Agreement and the Additional Agreements and end after the tenth (10th) Royalty Year; provided that if a written notice of termination shall not be received by either party from the other party at least six months prior to the expiration of the initial Term or any renewal Term, the Term of this Agreement shall be automatically renewed for successive two year Terms beyond the initial Term until such written notice of termination is timely received.

          12.2 If either party defaults on or breaches a material provision of this Agreement or any Additional Agreement, the party not in default or breach shall have the right to cancel this Agreement upon sixty (60) days' written notice; provided, however, that if the defaulting party corrects the default or breach within the sixty (60) day period, this Agreement shall continue in full force and effect.

          12.3 Either party may terminate this Agreement in the event that proceedings for reorganization, liquidation, bankruptcy or receivership are filed or instituted against or by the other party.

          12.4 This Agreement shall terminate in the event the Agreement Relating to Joint Venture is terminated under Section 15.2(e) or the Closing under that agreement does not occur.

     13.  Perpetual Right.

          SNW shall have the perpetual non-exclusive right to make, have made, use and sell the Licensed Products only in mainland China, Taiwan, Hong Kong and Macau under the Industrial Property Rights or the Technical Information of SHELDAHL after any termination of this Agreement; provided that in case of the termination by reason of the SNW's breach or default or a termination under
Section 12.4, the SNW shall have no further rights under this Agreement.

     14.  Payments.

          All payments to be made under this Agreement shall be in United States dollars.

     15.  Arbitration.

          Any dispute between the parties arising out of or concerning the subject matter of, or the respective rights and obligations of the parties under, this Agreement shall be submitted to arbitration if it cannot be resolved by the parties. If arbitration is requested by SHELDAHL, the arbitration proceeding shall be conducted in Jiujiang, Jiangxi China in accordance with the rules of the Commercial Arbitration Association then in effect in China; if arbitration is requested by SNW, the arbitration proceeding shall be conducted in Minneapolis, Minnesota, U.S.A. in accordance with the rules of the American Arbitration Association then in effect.


     16.  Governing Law.

          This Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of China.


     17.  Force Majeure.

          Both parties to this Agreement shall be excused from the performance of their obligations hereunder, and shall be excused for so long as such condition continues, if such performance is prevented by conditions beyond the control of the parties, such as acts of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, strike, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. This Section 17 shall not apply to either party's obligations to make payment for products sold and delivered under this Agreement or to make royalty payments for Licensed Products sold by SNW. This Section 17 also does not apply to the SNW's inability to get exchange of currency to fulfill its payment obligations under this Agreement. If exchange of currency is blocked for more than one year, SHELDAHL may terminate this Agreement or request payment in other currency.


     18.  Notice Provisions.

          Any notice required or permitted to be given hereunder shall be in writing and any notice shall be deemed to have been given when delivered in person or seven (7) days after the date upon which it was mailed, postage prepaid, by certified or registered air mail properly addressed to the addresses written on the first page of this Agreement; provided, however, that the presumption of actual receipt shall be subject to rebuttal by probative evidence showing that such notice was not actually received.


     19.  Assignment.

          Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party. Notwithstanding the foregoing, SHELDAHL may assign all of its rights and obligations under this Agreement to any entity which acquires SHELDAHL by merger, consolidation or purchase of substantially all of the assets or business of SHELDAHL related to the Licensed Products.

     20.  Entire Agreement.

          This Agreement and the Additional Agreements shall constitute the entire agreement of the parties with respect to the subject matter of this Agreement and this Agreement shall be attached to the Joint Venture Contract and Articles of Association.

     21.  Translation.

          The parties acknowledge that a Chinese translation of this Agreement is being executed by the parties on the date hereof. In interpreting this Agreement, the English version and the Chinese version shall be given equal weight. There shall be signed four (4) copies of this Agreement in Chinese and four (4) copies in English. Each party to the Agreement Relating to Joint Venture, including the SNW, shall receive one copy in English and one copy in Chinese.

     22.  Government Approvals.

          This Agreement shall be effective only upon approval by the Chinese Government Agency of the terms of this Agreement and the Additional Agreements, to the extent such approval is required.

          IN WITNESS WHEREOF, the parties have caused their respective representatives to sign and execute this Agreement in counterpart and each party holds one copy.



                                         JIUJIANG FLEX CO., LTD.


                                         By /s/ Edward Lundstrom
                                            --------------------

                                             Its Vice Chairman
                                                 ----------------

                                         By /s/ Rong-Zhong Rui
                                            --------------------

                                         By /s/ William C.H. Ma
                                            --------------------

                                         SHELDAHL, INC.

                                         By /s/ Edward Lundstrom
                                            --------------------

                                           Its V.P./Sales & Marketing
                                               -----------------------